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                                                                    EXHIBIT 23.6

                        CONSENT OF GREENHILL & CO., LLC

Board of Directors
International Speedway Corporation
1801 West International Speedway Boulevard
Daytona Beach, Florida 32114

     We hereby consent to the inclusion of our opinion letters, each dated as of May 10, 1999, to the Board of Directors of International Speedway Corporation ("International Speedway") as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement of Form S-4 relating to the merger of International Speedway and Penske Motorsports, Inc., the merger of International Speedway and PSH Corp. and to the references therein to Greenhill & Co., LLC under the captions "Summary -- Opinions of Financial Advisors," "The Merger -- Background of the Merger," "The Merger -- Reasons for the Merger; Recommendations of the Board of Directors," and "The Merger -- Opinions of Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          GREENHILL & CO., LLC

                                          By: /s/ SCOTT L. BOK
                                            ------------------------------------
                                          Scott L. Bok

New York, New York
June 21, 1999